UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 28, 2015, Depomed, Inc. issued the following statement:

Institutional Shareholder Services (ISS) last night issued a report recommending that Horizon Pharma plc (NASDAQ: HZNP) (“Horizon”) shareholders vote AGAINST the issuance of shares in connection with Horizon’s unsolicited exchange offer to acquire Depomed, Inc. (NASDAQ: DEPO) (“Depomed”).

In its recommendation to Horizon shareholders, ISS said1:

•                  Shareholders do not currently know either of the two things most important to this decision — what the proposed acquisition of Depomed will actually cost them, and how big, quick, and realistic are the synergistic opportunities it could bring — even as they are being asked to commit themselves to completing the share issuance such a transaction would require. Given the criticality of this information to the decision, which precludes shareholders from assessing whether the acquisition would ultimately be in their best interests, support for this proposal to issue shares is not currently warranted.

A Depomed spokesperson said: “Throughout Horizon’s opportunistic campaign to acquire Depomed, Horizon has, in our view, failed to be forthright and transparent, and now Horizon is doing the same to its own shareholders.  We believe the ISS recommendation highlights yet another example of Horizon’s incomplete and inaccurate shareholder communication.”

1Permission to use quotations neither sought nor obtained.